                                                                     EXHIBIT 4.2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 19/th/ day of July, 2000 by and between Carey International, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, Inc. (f/k/a American Securities Transfer & Trust Company), as rights agent (the "Rights Agent").

     WHEREAS, it has been proposed that the Company enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") dated July 19, 2000 by and among Limousine Holdings, LLC ("Parent"), a Delaware limited liability company, Aluwill Acquisition Corp., a Delaware corporation ("Acquisition Company"), Eranja Acquisition Sub, Inc. ("Acquisition Company Sub") and the Company, providing for certain transactions pursuant to which, among other things, (i) the Company and Acquisition Company will commence a joint tender offer (the "Tender Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (collectively, the "Common Shares"), of the Company at the price per share set forth in the Merger Agreement to the seller in cash and (ii) Acquisition Company or Acquisition Company Sub will merge with and into the Company (the "Merger") and the former public stockholders of the Company will receive the price per share set forth in the Merger Agreement in cash.

     WHEREAS, it has been proposed that the Company enter into a Stock Option Agreement by and among Parent, Acquisition Company and the Company dated July 19, 2000 (as the same may be amended from time to time, the "Acquisition Company Option") pursuant to which the Company will grant to Acquisition Company an option to acquire from the Company in certain circumstances a sufficient number of Common Shares, when taken together with all other outstanding Common Shares to be acquired by Acquisition Company at or immediately following the consummation of the purchase of Common Shares tendered in the Tender Offer, to permit the Merger to be effected pursuant to Section 253 of the Delaware General Corporation Law.

     WHEREAS, it has been proposed that, in connection with and as provided in the Merger Agreement, certain holders of the Company's options enter into Option Exercise/Cancellation Agreements (as defined in the Merger Agreement).

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of June 20, 2000 (the "Rights Agreement").

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement effective before any party agrees to or enters into the Merger Agreement, the Acquisition Company Option and/or the Option
Exercise/Cancellation Agreements.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
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     1.   The definition of "Acquiring Person" set forth in Section 1(a) of the
Rights Agreement is hereby amended by adding the following sentence to the end of that Section:

               Notwithstanding the foregoing, no Person shall be an Acquiring Person by reason of the execution and delivery of, or any Person becoming the Beneficial Owner of Common Shares pursuant to, the Merger Agreement (including the Tender Offer contemplated thereby), the Acquisition Company Option or the Option Exercise/Cancellation Agreements, or the purchase of Common Shares in the Tender Offer or pursuant to the Acquisition Company Option or the Option Exercise/Cancellation Agreements, or the completion of the Merger, all as contemplated by the Merger Agreement, the Company Option Agreement and the Option Exercise/Cancellation Agreements.

     2. The definition of "Shares Acquisition Date" included in Section 1(v) of the Rights Agreement shall be amended by adding the following sentence to the end of such Section:

               Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of the public announcement or public disclosure of the Tender Offer, the Merger Agreement, the Acquisition Company Option, the Option Exercise/Cancellation Agreements or the transactions contemplated thereby among the parties thereto, including, without limitation, the Merger and the Tender Offer.

     3. Section 3(c) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

               Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of the commencement of or the public announcement or public disclosure of the intention to commence the Tender Offer, or the execution and delivery of, or any Person becoming the Beneficial Owner of Common Shares pursuant to, the Merger Agreement, the Acquisition Company Option or the Option Exercise/Cancellation Agreements or the transactions contemplated thereby among the parties thereto, including, without limitation, the Merger and the Tender Offer.

     4. Section 7(a) of the Rights Agreement shall be amended by deleting the "or" immediately preceding the "(iii)" and by adding the following to the end thereof:

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          or (iv) the Effective Time (as defined in the Merger Agreement).

     5. Section 1 of the Rights Agreement shall be amended by adding the following new subsection (y) to the end thereof:

               "Merger", "Tender Offer", "Merger Agreement", "Acquisition Company Option" and "Option Exercise/Cancellation Agreements" shall have the meanings given to them in the First Amendment to Rights Agreement dated July 19, 2000 between the Company and the Rights Agent.

     6. Section 23 of the Rights Agreement shall be amended by adding the phrase "the tenth Business Day after" before the phrase "the Shares Acquisition Date" in clause (a)(i) thereof.

     7. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.


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

     IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                    CAREY INTERNATIONAL, INC.

By:/s/ Gary Kessler                        By:/s/ David H. Haedicke
   --------------------------                 ---------------------------------
   Name: Gary Kessler                         Name: David H. Haedicke
   Title: Assistant Secretary                 Title: Executive Vice President


Attest:                                    COMPUTERSHARE TRUST COMPANY, INC.

By:/s/ Kellie Gwinn                        By:/s/ Laura Sisneros
   --------------------------                 ---------------------------------
   Name: Kellie Gwinn                         Name: Laura Sisneros
   Title: Vice President                      Title: Vice President





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